Exhibit 10.9

English Summary of Purchase Contract Entered into by and between Shenzhen Junlong Culture Communication Co., Ltd. ("the Buyer") and Shenzhen SEG Industrial Investment Co., Ltd. ("the Seller") dated as of June 7, 2010

Main contents

  Contract number: SGSY20100604002;

  The Seller will sell to the Buyer 6810 sets of Windows Operation Systems with total price of RMB 1,566,300;

  Quality standard subject to the standard of the manufacturer of the products.

  The Buyer shall make the first installment, RMB 299,000 within 15 days since the execution of the contract. The rest of the price, RMB 1,267,300, shall be paid within 3 days after installment and testing of the products.

  The Seller will keep the ownership of the products before paying all the price under the contract.

  The Buyer will authorize the Seller to install the products on the computers of the Buyer. The Seller warrants that it has obtained written authorization from Microsoft (China) Co., Ltd. before signing this contract

Summary of the articles omitted

  Details of products

  Quality standard and packaging

  Delivery

  Product Receiving

  Inspection and Acceptance

  Liability of Breach

  Dispute Resolution

  Miscellaneous